UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
TRONOX INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	1-32669	20-2868245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 N. Robinson, Suite 300 Oklahoma City, Oklahoma (Address of principal executive offices)	73102 (Zip Code)
(405) 775-5000
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information under “Waiver to Credit Agreement” and “Waiver to Receivables Sales Agreement” is incorporated into this Item 1.01 by reference.
Item 8.01. Other Events.
Waiver to Credit Agreement
     On June 27, 2008, Tronox Incorporated (the “Company”) and its subsidiary Tronox Worldwide LLC (the “Borrower”) received a waiver (the “Waiver”) from lenders holding a majority of the aggregate principal amount of loans under the Credit Agreement, dated as of November 28, 2005, among the Company, the lenders from time to time parties thereto, Lehman Brothers Inc. and Credit Suisse, as joint lead arrangers and joint bookrunners, ABN Amro Bank N.V., as syndication agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent, as amended by the First Amendment dated as of March 12, 2007, and as further amended by the Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement dated as of February 8, 2008 (as amended, the “Credit Agreement”).
     Pursuant to the Waiver, the lenders waived any default or event of default that has occurred or may occur due to the Borrower’s failure to comply for the period of four consecutive fiscal quarters ending June 30, 2008 with Section 7.1(a) of the Credit Agreement, which requires maintenance of a Consolidated Total Leverage Ratio (which waiver shall expire on July 31, 2008 unless it expires sooner due to the finalization of the amendment referenced below (the “Waiver Period”)). The lenders also waived any default or event of default that has occurred in connection with failure to comply prior to or as of June 27, 2008 with Section 7.2(b)(iv) of the Credit Agreement, which limits the amount of indebtedness able to be incurred by foreign subsidiaries, as well as with Section 6.7(a) of the Credit Agreement, which requires reporting of defaults and events of default within a specified time period. Additionally, the lenders waived any default or event of default that has occurred or may occur in connection with failure to comply during the Waiver Period with Section 7.2(b)(iv) of the Credit Agreement.
     As part of the Waiver, the Company and the Borrower acknowledged and agreed that prior to expiration of the Waiver Period, (i) the aggregate principal amount of all Revolving Credit Loans, together with the aggregate face amount of all Letters of Credit then outstanding, shall not exceed $178.0 million (which affords the Company approximately $108.0 million of borrowing ability), (ii) the Borrower shall not submit any Borrowing Notice for, nor shall any Lender be required to make, Revolving Credit Loans which, together with the aggregate principal amount of then outstanding Revolving Credit Loans and Letters of Credit, would exceed such amount, (iii) they will not permit any Foreign Subsidiary to incur additional Indebtedness to Borrower or any Subsidiary Guarantor that in the aggregate, together with any outstanding Indebtedness to any Borrower or any Subsidiary Guarantor existing at the time of such incurrence, would cause the aggregate Indebtedness of the Foreign Subsidiaries to the Borrower and any Subsidiary Guarantors to exceed in aggregate the sum of (A) the Foreign Subsidiary Debt Amount plus (B) $15.0 million and (iv) any Net Cash Proceeds received by the Company, the Borrower or any of its subsidiaries from any Asset Sale shall not be subject to clause (i) of the proviso in Section 2.12(b) of the Credit Agreement and 100% of any such Net Cash Proceeds equal to or in excess of $0.1 million received during the Waiver Period shall be applied toward the prepayment of the Term Loans pursuant to Section 2.12(b) of the Credit Agreement. Capitalized terms used in this paragraph but not defined herein have the meanings ascribed to them in the Credit Agreement.
     The Waiver also references that the Company and the Borrower seek to amend the Credit Agreement to, among other things, relax the financial maintenance covenants. There is no assurance what the terms of such amendment will be or if the amendment will be approved by the required number of lenders. If the Company is unable to get an extension of the Waiver or enter into an amendment of the Credit Agreement, it may be in default under the Credit Agreement which would impair its ability to borrow under the Credit Agreement and could enable the lenders to declare an event of default which could cause all amounts due under the Credit Agreement to become immediately due and payable.
     In connection with the Waiver, the Company paid the lenders a fee in the aggregate amount of $0.2 million as well as reimbursement of fees, expenses and costs incurred by the administrative agent.

     This description of the Waiver is qualified in its entirety by the copy thereof attached as Exhibit 99.1 hereto and which is incorporated by reference herein.
     A copy of the Credit Agreement was filed as Exhibit 10.6 of the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 7, 2005. A copy of the first amendment thereto was filed Exhibit 10.19 of the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007. A copy of the Second Amendment was filed as Exhibit 99.1 of the Company’s current report on Form 8-K, filed with the SEC on February 13, 2008.
Waiver to the Receivables Sales Agreement
     On June 27, 2008 and effective May 31, 2008 the Company also received a waiver under the Receivables Sale Agreement dated as of September 26, 2007. Under the Receivables Sales Agreement, as a result of the defaults under the Credit Agreement, Tronox Funding, LLC was not since May 31, 2008 permitted to accept any additional purchases under Section 7.2 of the Receivables Sale Agreement (including the Incremental Purchase in the amount of $3,000,000 made on June 20, 2008). Such waiver expires on July 31, 2007.
     The description of the waiver is qualified in its entirety by the copy thereof attached as Exhibit 99.2 hereto and which is incorporated by reference herein.
     A copy of the Receivables Sales Agreement was filed as Exhibit 10.1 of the Company’s current report on Form 8-K, filed with the SEC on October 2, 2007.
Reasons for the Credit Agreement Waiver
     The Waiver was sought in response to, among other things, the unexpected significant cost increases the company and industry experienced in the second quarter of 2008 and the continued impact of the weak U.S. economy. In addition, as Tronox announced previously, its second-quarter financial results were impacted by production difficulties at its Uerdingen, Germany, and Kwinana, Western Australia, titanium dioxide facilities, and higher natural gas costs at Kwinana due to the shutdown of Apache’s Varanus Island natural gas processing facility in Australia.
     As previously announced, in response to these ongoing challenges, the Company continues to implement steps to reduce costs and is continuing its efforts to increase prices. The Company continues to evaluate all strategic alternatives to improve the business, including development opportunities, mitigation of legacy liabilities, capital restructuring and land sales.
Completion of Land Sales
Tronox completed the sales of two parcels of 100%-owned property during the second quarter, with net proceeds from the sales totaling approximately $12.0 million (pretax). The parcels included a small parcel of land in Henderson, Nev., and land in north Oklahoma City. The company was able to use $3.2 million of the net proceeds to reduce outstanding debt under its senior secured credit facility at June 30, 2008, and will use the remainder of the net proceeds to reduce outstanding debt during the first week of July.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Waiver under the Credit Agreement

99.2	Waiver under the Receivables Sales Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 2, 2008

TRONOX INCORPORATED
By:	/s/ Michael J. Foster
	Name:	Michael J. Foster
	Title:	Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description

99.1	Waiver under the Credit Agreement

99.2	Waiver under the Receivables Sales Agreement.